SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
July 12, 2002

MARTIN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26228	63-0133054

(Commission File No.)	(IRS Employer Identification No.)

301 East Tennessee Street
Florence, Alabama	35630

(Address of principal executive offices)	(Zip Code)

(256) 767-0330

(Registrant’s telephone number, including area code)

SIGNATURES

Item 4. Changes to Registrant’s Certifying Accountants

     On July 11, 2002, Martin Industries, Inc. (the “Company”) dismissed its independent accountants, Arthur Andersen LLP (“Andersen”), effective immediately. The decision to terminate the engagement of Andersen was approved by the Company’s Board of Directors upon the recommendation of its Audit Committee. Andersen’s report on the Company’s 2001 financial statements was issued earlier in March, 2002, in conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Company is still in the process of investigating and approving new independent accountants.

     During the Company’s most recent fiscal years ended December 31, 2001, and the subsequent interim period through July 11, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports.

     The audit reports of Andersen on the consolidated financial statements of the Company and subsidiary as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that the audit reports for each of the last two fiscal years contained a qualified opinion with respect to uncertainty about the Company’s ability to continue as a going concern.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and the subsequent interim period through July 11, 2002.

     The Company has provided Andersen with a copy of the foregoing disclosures. In accordance with Item 304T of Regulation S-K, no letter from Andersen acknowledging agreement with the foregoing disclosures is being filed with this Report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MARTIN INDUSTRIES, INC.
(Registrant)

Date: July 12, 2002	By	/s/ James W. Truitt

James W. Truitt
Its Vice President and Chief Financial Officer